Exhibit 23.01

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
The Travelers Inc.:


We consent to the incorporation by reference in the Registration Statements on:

-    Form S-3  Nos. 33-49280, 33-55542, 33-56940, 33-68760, 33-51101,
               33-52281 and 33-54093; and,

-    Form S-8  Nos. 33-32130, 33-43997, 33-59524, 33-37399, 33-28437, 33-7665,
               33-28110, 33-43883, 33-21099, 33-29711, 33-47437, 33-39025,
               33-40469, 33-38109, 33-50206, 33-39985, 33-51353, 33-51769,
               33-51783, 33-52027 and 33-52029; and,

-    Form S-4  Nos. 33-37089, 33-25532 and 33-51201

of The Travelers Inc., of our report dated January 17, 1995, relating to the consolidated statements of financial position of The Travelers Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report is included with the annual report on Form 10-K for the year ended December 31, 1994, of The Travelers Inc. Our report refers to: a change in the method of accounting for certain investments in debt and equity securities in 1994; changes in the methods of accounting for postretirement benefits other than pensions and accounting for postemployment benefits in 1993; and a change in the method of accounting for income taxes in 1992.


/s/ KPMG Peat Marwick LLP

New York, New York
March 29, 1995